UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2016

PEN INC.

(Exact name of registrant as specified in its charter)

Delaware	47-1598792
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

701 Brickell Avenue, Suite 1550, Miami, FL 33131

(Address of principal executive offices) (Zip Code)

(844) 273-6462

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 27, 2016, we agreed with Adam Wasserman, our Chief Financial Officer to terminate the contract for services with CFO OnCall, Inc. effective June 30, 2016. We also accepted his resignation as our Chief Financial Officer effective May 31, 2016.

Effective on May 31, 2016, John B. Hollister will become our Chief Financial Officer. Mr. Hollister’s experience with operating companies and his location in Cleveland, Ohio where our principal operations are located will help us continue to continue our focus on reducing costs and increasing financial discipline.

For the past 15 years Mr. Hollister has been a principal in the investment banking firm of Holmes, Hollister & Co., working closely with companies to raise capital, sell businesses and other major changes. He has served clients as Chief Financial Officer and also served in operating roles. He has a B.A. from Amherst College, an MBA and a PhD in Economics/Operations Research from Penn State University. He is 63 years old.

Mr. Hollister’s services will be provided under a contract with DHJH Holdings LLC of which he is a principal. Under the contract, DHJH Holdings will be paid $8,000 per month. One of our directors, Douglas Holmes is also a principal of DHJH Holdings and will also render services to us under that contract.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Letter agreement between DHJH Holdings LLC and PEN Inc., dated May 27, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEN Inc.

Date: May 31, 2016	By:	/s/ Jeanne M Rickert
Secretary